Exhibit 10.3

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

Execution Copy

Deerfield Pegasus Loan Capital LP

DPLC General Partner LLC

Deerfield Capital Corp.

Deerfield Capital Management LLC

April 9, 2009

Pegasus Deerfield (AIV), LLC
PGS Management, LLC

Ladies and Gentlemen:

This letter agreement (this “Agreement”) records our understanding regarding certain matters relating to the acquisition by Pegasus Deerfield (AIV), LLC or an Affiliate thereof (collectively, the “Investor”) of an interest in any Deerfield Pegasus Fund GP or any Deerfield Pegasus Fund, the consideration of which is the Investors’ acquisition of a limited partner interest in Deerfield Pegasus Loan Capital LP, a Delaware limited partnership (“Fund I”), pursuant to (a) the Amended and Restated Limited Partnership Agreement of Fund I, dated April 9, 2009 (as amended from time to time, the “Fund I LPA”), among DPLC General Partner LLC as general partner of Fund I (“DLC GP”), Investor and the other limited partners of Fund I and (b) the Subscription Agreement executed by Investor, dated April 9, 2009.  In consideration of the foregoing, the parties hereto hereby agree as follows:

1.             Definitions.  As used herein, the capitalized terms listed below shall have the following respective meanings:

Acquiring Person:  the meaning set forth in Section 3(d).

Advisory Agreement:  the investment advisory agreement of even date herewith by and between Fund I and DCM as may be amended from time to time.

Affirmation:  the meaning set forth in Section 3(d).

Agreement:  the meaning set forth in the first paragraph of this Agreement.

Affiliate: when used with reference to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

Competitive Opportunity: the meaning set forth in Section 24.

Confidential Information:  the meaning set forth in Section 12(b).

1

Control (and its corollaries):  the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

Covered Managed Account: any managed account for a single investor or a group of affiliated investors for which DCM, DFR, any DFR Affiliate or any DFR Related Entity provides investment advisory services, on a discretionary basis, in return for a fee and which invests primarily in broadly syndicated bank loans to non-investment grade borrowers and bonds issued by non-investment grade borrowers but shall exclude (i) any collateralized debt obligation or collateralized loan obligation and (ii) any managed account for a single investor or a group of affiliated investors that has an investment strategy that is materially different than the investment strategy of Fund I.

Covered Loan Fund: any alternative investment fund with or targeting third party investors for which DCM, DFR, any DFR Affiliate or any DFR Related Entity provides investment advisory services, on a discretionary basis, in return for a fee and which invests primarily in broadly syndicated bank loans to non-investment grade borrowers and bonds issued by non-investment grade borrowers but shall exclude (i) any collateralized debt obligation or collateralized loan obligation, (ii) any fund that was originally advised by an advisor (other than DCM or an Affiliate of DCM) and for which DCM becomes the replacement advisor and (iii) any managed account.

DCM:  Deerfield Capital Management LLC, a Delaware limited liability company.

Deerfield Pegasus Fund:  Any Covered Loan Fund in which Investor has an economic interest (other than through the Warrants) other than an Excluded Fund and Fund I.

Deerfield Pegasus Fund Documents:  the limited partnership agreement of each Deerfield Pegasus Fund, the Deerfield Pegasus Fund GP Agreements, the investment advisory agreement of each Deerfield Pegasus Fund, the subscription agreement of any Deerfield Pegasus Fund (if any) and any side letter agreement or other similar agreement (including, without limitation, this Agreement) as such agreements may be amended from time to time.

Deerfield Pegasus Fund GP:  the general partner of any Deerfield Pegasus Fund.

Deerfield Pegasus Fund GP Agreement:  any limited liability company agreement of any Deerfield Pegasus Fund GP.

Deerfield Pegasus Fund Investment Advisor:  the meaning set forth in Section 7(d).

DFR:  Deerfield Capital Corp., a Maryland corporation and any successor thereto.

DFR Affiliate:  any direct or indirect subsidiary of DFR.

DFR Common Stock:  the common stock, par value $.01 per share, of DFR.

DFR Entities: the meaning set forth in Section 24.

DFR Related Entity:  any Affiliate of DFR for whom one or more of the Key Investment Professionals renders services or which uses the track record of any Covered Loan Fund.

DLC GP:  the meaning set forth in the first paragraph of this Agreement.

DLC GP Agreement:  the amended and restated limited liability company agreement of DLC GP dated as of the date hereof, as may be amended from time to time.

Excluded Fund: the meaning set forth in Section 7(a)(5).

Fund I:  the meaning set forth in the first paragraph of this Agreement.

Fund II:  the meaning set forth in Section 7(a)(1).

Fund III:  the meaning set forth in Section 7(a)(2).

Fund IV:  the meaning set forth in Section 7(a)(3).

Fund I LPA:  the meaning set forth in the first paragraph of this Agreement.

Fund I Side Letter:  the meaning set forth in Section 8(c)(6).

Initial Closing Date:  The date on which Investor or any Affiliate thereof makes the Initial Investor Contribution and acquires a limited partner interest in Fund I and a limited liability company interest in the DLC GP.

Initial Investor Contribution:  $5,000,000.

Investor:  the meaning set forth in the first paragraph of this Agreement.

Investor Parent: Pegasus Partners IV, L.P.

Investor Permitted Transferee:  the meaning set forth in Section 19.

Key Investment Professionals:  the meaning set forth in Section 11(b).

Lender Transfer:  any pledge, hypothecation or other customary encumbrance of (i) an interest in DCM to or by the current lenders of DFR in connection with the debt of DFR and the DFR Affiliates existing as of the date hereof or any DFR Affiliate or upon the refinancing of such existing debt, and (ii)  an interest in any non-material assets of DCM (currently owned or acquired in the future) in connection with the purchase of such assets and to secure the repayment of the purchase price therefor, and which purchase and corresponding pledge, hypothecation or encumbrance occurs in the ordinary course, consistent with past practice.

Minimum Investment:  the meaning set forth in Section 7(a).

Pegasus Entities: the meaning set forth in Section 24.

Person:  any corporation, association, joint venture, partnership, limited liability company, government or political subdivision thereof, government agency, trust or other entity or an individual.

PM:  PGS Management, LLC, a Delaware limited liability company.

Registration Rights Agreement:  the registration rights agreement of even date herewith by and between Investor and DFR in respect of the DFR Common Stock underlying the Warrants.

Restrictive Covenant Agreements:  the meaning set forth in the Fund I Side Letter.

Subsequent Funds:  the meaning set forth in Section 7(a)(4).

Tag Along Right:  the meaning set forth in Section 19.

Transaction Documents:  the Deerfield Pegasus Fund Documents, the Registration Rights Agreement, any of the Warrants and any other document, instrument or certificate executed and delivered in connection with any of the foregoing or the consummation of the Transactions.

Transaction Information:  the meaning set forth in Section 12(a).

Transactions:  the transactions contemplated by the Transaction Documents.

Transfer:  any direct or indirect sale, transfer, assignment, gift, distribution, conveyance,  issuance, pledge, hypothecation or other encumbrance or disposition (whether voluntary or involuntary or by operation of law), whether in one or a series of transactions and whether by means of a direct purchase, merger, recapitalization, reorganization, consolidation, refinancing or otherwise.  For the avoidance of doubt, the Transfer of an asset of a Person shall be deemed to have occurred upon a direct or indirect change in Control of the beneficial ownership of such Person.

Warrants:  (a) the warrant to purchase 2,500,000 shares of DFR Common Stock at $4.25 per share, and (b) the warrant to purchase 500,000 shares of DFR Common Stock at $10.00 per share, in each case as issued to Investor as of the date hereof.

2.             Placement Fees.

To the extent there are any third party placement fees and expenses incurred in respect of any Deerfield Pegasus Fund, such fees shall be (i) paid by such Deerfield Pegasus Fund and offset against the management fees received by DCM (or if applicable, any Affiliate thereof) in respect of third party investors of such Deerfield Pegasus Fund (and reduce pro rata payments under Section 7 hereof) or (ii) be borne by each of DCM and PM on a pro rata basis by deducting the portion of the management fee or incentive allocation paid to the third party placement agent prior to calculating the incentive allocation or consulting fee payable or allocable to Investor.

3.             Investor Approval.  Each of the following actions may not be taken without the prior written consent of Investor:

(a)           Any action by DFR or any DFR Affiliate that could have a material adverse effect on (i) any Deerfield Pegasus Fund, any Deerfield Pegasus Fund GP, the Investor or any Affiliate thereof that has an interest in any Deerfield Pegasus Fund or Deerfield Pegasus Fund GP; or (ii) any other Affiliate of the Investor to which DFR or any DFR Affiliate has knowledge and to which DFR or any DFR Affiliate has knowledge that such action could have a material adverse effect on such Affiliate.

(b)           [Intentionally Omitted]

(c)           Any amendment to any advisory agreement in respect of any Deerfield Pegasus Fund that could have an adverse effect on the Investor with respect to its interests in such Deerfield Pegasus Fund.

(d)           (i)  the Transfer to any Person of all or a substantial segment of the properties and assets of DCM (for the avoidance of doubt, any Transfer of the Advisory Agreement shall be deemed a Transfer of a substantial segment of the properties and assets of DCM); or (ii) the Transfer of any debt or equity securities or other interests in DCM, other than in each case, to a Person (A) who is a wholly-owned subsidiary of DFR, or (B) who is also acquiring 51% or more of the properties and assets of DFR (each Person acquiring properties and assets or securities or other interests in any Transfer of the type described in (i) or (ii) above (whether or not Investor consent is required), an “Acquiring Person”).  Each Acquiring Person in connection with the direct Transfer of any Transaction Document shall execute and deliver to Investor such documents as Investor may reasonably request wherein such Acquiring Person agrees to assume and perform all of the respective obligations of DCM and DFR under the Transaction Documents, as applicable (an “Affirmation”).  Further, the transferor in any Transfer to an Acquiring Person shall remain liable for the performance of any and all obligations of such transferor under the Transaction Documents so Transferred.  DFR hereby represents that the debt of DFR and the DFR Affiliates as of December 31, 2008 is as set forth in DFR’s audited consolidated balance sheet as of December 31, 2008, a true, correct and complete copy of which has been provided to Investor, and that the amount of the debt of DFR and the DFR Affiliates existing as of the date hereof has not materially increased from the amount of consolidated debt reflected on such balance sheet.  Notwithstanding the foregoing, neither (A) a Lender Transfer, nor (B) the acquisition of an equity or other interest in DFR by a Person who is not also directly acquiring an equity or other interest in DCM or any of its Affiliates (other than DFR), shall be a Transfer that requires consent of Investor or an Affirmation pursuant to this Section 3(d).

(e)           The exercise by any of a Deerfield Pegasus Fund GP, DCM or any Affiliate thereof of any power of attorney on behalf of Investor or any Affiliate thereof that (1) correlates to actions that are not ministerial in nature, (2) are material to any Deerfield Pegasus Fund GP or any Deerfield Pegasus Fund or (3) could have an adverse effect on any of the Investor or any of its Affiliates.

(f)            [Intentionally Omitted]

4.             Additional Governance Matters.

(a)           [Intentionally Omitted]

(b)           [Intentionally Omitted]

(c)           None of DCM, DFR or any DFR Affiliate shall amend or waive any provision of any Restrictive Covenant Agreement without the consent of Investor.

(d)           [Intentionally Omitted]

(e)           [Intentionally Omitted]

(f)            [Intentionally Omitted]

(g)           [Intentionally Omitted]

(h)           [Intentionally Omitted]

(i)            [Intentionally Omitted]

(j)            [Intentionally Omitted]

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

5.             [Intentionally Omitted]

6.             Mutual Non-Disparagement.  Each of Investor and DFR shall not make, and Investor shall cause its Affiliates not to make, and DFR shall cause its Affiliates not to make, any comment, statement or other communication that shall disparage the good name or business or professional reputation of the other party or such party’s Affiliates.  To the fullest extent permitted by law, the only exception to the foregoing shall be those circumstances in which a party is obligated to provide information in response to an investigation by a duly authorized governmental entity in connection with legal proceedings, and then only after consultation with the other parties to the extent that such consultation is reasonably possible and, in such event, only to the extent that such responses shall be true and correct.

7.             Subsequent Funds.

(a)           Provided that the average invested capital of Investor and its Affiliates in Fund I during the period commencing on the date that is six months following the Initial Closing Date and terminating on the date that is two years following the Initial Closing Date is at least equal to $[***] (the “Minimum Investment”):

(1)           Investor and/or its Affiliates shall be entitled to receive [***]% of the incentive allocation and the advisory fees received by DFR or any Affiliate thereof by the first Covered Loan Fund formed subsequent to Fund I (“Fund II”).

(2)           Investor and/or its Affiliates shall be entitled to receive [***]% of the incentive allocation and the advisory fees received by DFR or any Affiliate thereof by the first Covered Loan Fund formed subsequent to Fund II (“Fund III”).

(3)           Investor and/or its Affiliates shall be entitled to receive [***]% of the incentive allocation and the advisory fees received by DFR or any Affiliate thereof the first Covered Loan Fund formed subsequent to Fund III (“Fund IV”).

(4)           Investor and/or its Affiliates shall be entitled to receive [***]% of the incentive allocation and the advisory fees received by DFR or any Affiliate thereof by all subsequent Covered Loan Funds formed subsequent to Fund IV that commence marketing subsequent to Fund IV (the funds described in paragraphs (1)-(4) of this Section 7(a), the “Subsequent Funds”).

(5)           The rights granted to Investor and/or its Affiliates pursuant to clauses (1) through (4) of this Section 7(a) shall not apply to any Covered Loan Fund that commences marketing after the [***] anniversary of the period ending on the 12 month anniversary of the Initial Closing Date (any such Covered Loan Fund, an “Excluded Fund”).

(6)           The rights granted to Investor and/or its Affiliates pursuant to this clause (a) are not contingent upon Investor or any of its Affiliates making an investment in any of the Subsequent Funds referred to in clauses (a)(1) through (a)(4).

(7)           Notwithstanding anything to the contrary set forth in clauses (1) through (6) above, the shares of incentive allocations and advisory fees granted to Investor and/or its Affiliates

(described in clauses (1) through (4) above) shall be net of (i) any third party placement fees or expenses paid in respect of third party investors in the applicable Deerfield Pegasus Fund, and (ii) any portion of (A) the incentive allocation for a Deerfield Pegasus Fund made to an unaffiliated third party seed capital investor in such Deerfield Pegasus Fund and (B) the management fees for such Deerfield Pegasus Fund paid to such unaffiliated third party seed capital investor, provided that in respect of clauses (i) and (ii) of this Section 7(a)(7), none of DFR or any of its Affiliates shall share in any of such placement fees, incentive allocations or management fees allocated to such third party placement agents or seed capital investors.

(8)           In the event that on the second annual anniversary of the Initial Closing Date Investor and its Affiliates have failed to maintain the Minimum Investment, Investor and its Affiliates shall forfeit any interests and/or rights granted pursuant to Section 7(a) and return any amounts received in connection therewith (less any taxes paid on such amounts).

(b)           DFR shall promptly notify Investor in writing 60 days prior to the commencement of the marketing period for Fund III (which, for the avoidance of doubt, shall not, without Investor’s consent, occur prior to the earlier of (1) the fourth anniversary of the last day of the month of Fund II’s final closing, (2) the fifth anniversary of the last day of the month of Fund II’s initial closing and (3) in the event Fund II does not have an indefinite investment period, the termination of Fund II’s investment period, provided that in no event shall such marketing period commence prior to the second anniversary of the Initial Closing Date).  On or prior to the 30th day following the date of such notice, Investor shall elect in writing whether to retain or forfeit the Warrants.  If Investor elects to retain the Warrants, regardless of whether Investor chooses to exercise the Warrants at such time, Investor shall forfeit (1) its rights pursuant to clauses (a)(2), (a)(3) and (a)(4) of this Section 7 and (2) upon the liquidation of Fund II, its consent rights set forth in Section 3(d).

(c)           DCM shall promptly notify and consult with Investor if any addition or variation is proposed to be made to the terms and provisions relating to incentive allocations or the management fee in the limited partnership agreement (or any other operating agreement) of any Deerfield Pegasus Fund (including, without limitation, pursuant to any side letters relating thereto), provided, that without the prior approval of Investor, in no event may DCM or any Affiliate thereof agree to any addition or variation that would have the effect of (i) holding Investor jointly liable with DCM, DFR or any DFR Affiliate for the return of any incentive allocations or (ii) requiring Investor or any of its employees, officers or directors to guaranty the return of any incentive allocations not received by such Person.

(d)           Subject to Section 28, DFR shall cause each Deerfield Pegasus Fund, each Deerfield Pegasus Fund GP of, and each investment advisor other than DCM (such investment advisors, the “Deerfield Pegasus Fund Investment Advisors”) to, such Deerfield Pegasus Fund to execute a counterparty signature page to this Agreement agreeing to be bound by the terms and conditions hereof (including the representations and warranties contained in Exhibit A) promptly upon the formation of such entities.

(e)           For the avoidance of doubt, unless Investor otherwise agrees, the limited liability company agreement of each Deerfield Pegasus Fund GP shall be substantially the same (except as otherwise agreed to by DCM and Investor) as the DLC GP Agreement, provided that Investor shall not be entitled to the rights in any such agreement that are set forth in sections 3.2 (other than sections 3.2(b)(i), 3.2(c)(i), 3.2(c)(ii), 3.2(c)(xii) (except with respect to section 10.08 of the Fund I LPA), 3.2(c)(xiii), 3.2(c)(xxi)(but only in respect of determination under sections 5.2, 5.6, 8.1 and 8.2 of the DLC GP Agreement) and 3.2(c)(xxiii)), 3.3, 3.4, 3.6(b), 3.6(c), 3.7, 3.8 and 5.8 of the DLC GP Agreement.

8.             Use of Name.

(a)           Except with the prior written consent of Investor or as required by applicable law, rule or regulation (including for the purpose of making any filing or other disclosure but only if the procedures described in Section 12 regarding disclosures required by applicable law, rule or regulation are followed) or as authorized pursuant to Section 12, none of (1) the Deerfield Pegasus Funds, their respective general partners, DFR, DCM or any DFR Affiliate, or (2) any member, partner, manager, director, officer, employee, agent or service provider of a Person listed in clause (1), may disclose, use or otherwise refer to in any written material the name “Pegasus” or any derivative thereof or the names of any Affiliate, member, partner, director, officer or employee of Investor or any investment fund or other entity associated with Investor.

(b)           Except with the prior written consent of DFR or as required by applicable law, rule or regulation (including for the purpose of making any filing or other disclosure but only if the procedures described in Section 12 regarding disclosures required by applicable law, rule or regulation are followed) or as authorized pursuant to Section 12, none of (1) Investor or any of its respective Affiliates, or (2) any member, partner, manager, director, officer, employee, agent or service provider of a Person listed in clause (1), may disclose, use or otherwise refer to in any written material the name “Deerfield” or any derivative thereof or the names of any Affiliate, member, partner, director, officer or employee of DFR or any investment fund or other entity associated with DFR.

(c)           Notwithstanding Section 12(a), the following may be disclosed without the prior written consent of Investor in a communication to an actual or prospective investor in any Deerfield Pegasus Fund or in any securities filing if required by law, rule or regulation:

(1)           The terms “Pegasus” or “Deerfield” in the title of any Deerfield Pegasus Fund and references to the name of such Deerfield Pegasus Fund;

(2)           Investor’s role as a limited partner in any Deerfield Pegasus Fund and the amount of its investment in such capacity, if any;

(3)           Investor’s role as a holder of interests in any Deerfield Pegasus Fund GP; other than with respect to the specific terms and economic interests of Investor therein;

(4)           the identity of Investor’s representatives on the investment committee of any Deerfield Pegasus Fund GP, the board of managers of any Deerfield Pegasus Fund GP or any other committee;

(5)           the side letter among the parties hereto in respect of the applicable Deerfield Pegasus Fund (the actual reproduction of the letter as opposed to any descriptions thereof); and

(6)           the side letter dated as of the Initial Closing Date in respect of Fund I by and among the signatories thereto (the “Fund I Side Letter”) (the actual reproduction of the letter as opposed to any descriptions thereof).

(d)           Notwithstanding Section 12(a), DCM may disclose Investor’s name, it’s jurisdiction of formation and its interest in the applicable Deerfield Pegasus Fund GP and the applicable Deerfield Pegasus Fund (but not for the avoidance of doubt, the identities of the Investor Parent’s limited partners) for purposes of making any disclosure required by trading counterparties (including disclosure required by LCDS and hedge counterparties and disclosure required in order to comply with requests to provide “KYC” information and similar information to counterparties and service providers), provided that any

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

service provider receiving such information agrees to be bound by customary confidentiality provisions, and, provided, further, that if Investor consents to the disclosure of more information than is permitted by this clause (d) to any-counter party, DCM shall be permitted to disclose such information to future counter-parties.

(e)           For the avoidance of doubt, nothing in this Agreement shall authorize DFR, DCM or any Affiliate thereof on the one hand, or Investor or any Affiliate on the other hand, to issue a press release referring to the other party (or any Affiliate thereof) without such other party’s consent.

(f)            Except as provided in Sections 8(c)(1),(2),(4) and (5), Investor shall have the right to approve any description or disclosure of Investor or any Affiliate thereof in any offering or other materials disseminated to any prospective investor in any Deerfield Pegasus Fund.

9.             Services of Investor.  Except as expressly set forth herein, none of Investor or any Affiliate thereof shall be obligated to provide any support services to DCM, any Deerfield Pegasus Fund, any Deerfield Pegasus Fund GP, any portfolio company of any Deerfield Pegasus Fund or any Affiliate of any of the foregoing.

10.           Information and Records.

(a)           DCM, each Deerfield Pegasus Fund Investment Advisor, each Deerfield Pegasus Fund and each Deerfield Pegasus Fund GP shall preserve, during such entity’s existence and for six (6) years thereafter, adequate financial and accounting records pertaining to the operating agreement of the applicable entity to verify the amounts, recipients, and uses of all material disbursements made in connection with each such entity and the activities thereof (but with respect to DCM and the Deerfield Pegasus Fund Investment Advisors solely in relation to the Deerfield Pegasus Funds).  With respect to each such entity (but with respect to DCM and Deerfield Pegasus Fund Investment Advisors solely in relation to the Deerfield Pegasus Funds), during such period, Investor (so long as Investor or any Affiliate thereof is a beneficial interest holder in such entity), upon reasonable notice to the applicable entity and during normal business hours, shall have the right to audit such financial and accounting records to the fullest extent authorized and permitted by applicable law.

(b)           Subject to the same confidentiality obligations of DCM, Investor shall (i) be provided access to the custodian and administrator of each Deerfield Pegasus Fund that is equivalent to the access that is provided to DCM and any Deerfield Pegasus Fund Investment Advisor, provided, that Investor shall not be able to direct such custodians and administrators to take any action and (ii) receive all reports and correspondence set forth on Exhibit B from such service providers in connection with any Deerfield Pegasus Fund.

11.           Non-Competition.  So long as Investor’s rights pursuant to Section 7 have not terminated, without Investor’s consent, none of DFR, DCM, any DFR Affiliate or any DFR Related Entity shall, during the period commencing on the Initial Closing Date and ending on the [***] anniversary of the final closing of Fund I, manage any (1) Covered Managed Account that is not existing as of the date hereof or (2) any successor to any Covered Managed Account that is existing as of the date hereof or sponsor any subsequent Covered Loan Fund with a target size of less than $400 million of third party capital contributions.  Furthermore, none of DFR, DCM, any DFR Affiliate or any DFR Related Entity

shall sponsor or market any Covered Loan Fund until the termination of the marketing period of Fund I so long as Investor’s rights hereunder have not been terminated as set forth in this Agreement.

12.           Confidentiality.

(a)           Except as set forth in Section 12(c), without the consent of the other party, each of Investor and DFR shall keep confidential and shall not disclose the specific terms, conditions and provisions of this Agreement, the transactions contemplated hereby and any other agreement referenced herein or relating hereto (the “Transaction Information”) and shall cause each Person to whom it provides the Transaction Information pursuant to Section 12(c) to keep confidential and not disclose the Transaction Information.

(b)           Except as set forth in Section 12(c), (1) without the consent of DFR, Investor shall keep confidential and shall not disclose or use (except in connection with this Agreement and its interests in the Deerfield Pegasus Funds) any confidential or proprietary information relating to DCM, DFR or any Affiliate thereof and (2) without the consent of Investor, DFR and DCM shall keep confidential and shall not disclose or use (except in connection with this Agreement and its interests in the Deerfield Pegasus Funds) any confidential or proprietary information relating to Investor or any Affiliate thereof (collectively, “Confidential Information”).  Confidential Information shall not include information which (1) is or becomes generally available to the public other than as a result of a disclosure by a party in breach of this Agreement or any of the Deerfield Pegasus Fund Documents (it being understood that information disclosed to investors in a fund is not considered generally available to the public), (2) was in a party’s possession prior to its disclosure to such party, or (3) was received by a party from a Person who is not known by such party to be bound by an applicable confidentiality agreement. Notwithstanding anything to the contrary herein, DFR, DCM or any DFR Affiliate may disclose, subject to applicable securities laws, the track record of Fund I and any Deerfield Pegasus Fund for purposes of preparing and disclosing investment performance data of any Deerfield Pegasus Fund when soliciting investors for such Deerfield Pegasus Fund and any other investment vehicles sponsored by DFR, DCM or any DFR Affiliate; provided that DCM shall include a disclaimer in such marketing materials that states that only DCM, DFR and/or any DFR Affiliate had a role in the calculation or presentation of the information contained therein.

(c)           The parties (except as otherwise specified below) may disclose Transaction Information and Confidential Information:

(1)           to their Affiliates and to their directors and officers and legal and accounting personnel or outside accountants or lawyers and to the directors and officers and legal and accounting personnel or outside accountants or lawyers of any Affiliate or other representatives and in the case of Investor, to the Investor Parent’s limited partners or to any lender of DFR, Investor Parent or any of their respective Affiliates, provided that any such Person is notified of the confidentiality obligations herein and agrees to be bound thereto or in the case of Investor Parent’s limited partners, bound by comparable confidentiality provisions;

(2)           to regulatory authorities in connection with the preparation or submission of financial reports, tax returns or reports required by law to be submitted or made available to any governmental or regulatory agency;

(3)           as required by applicable laws, rules and regulations (including for purposes of making any filing or other disclosure); provided that in the case of (2) and (3), except as required in connection with securities filings, the party required to disclose such information notifies the other party in advance of such disclosure, cooperates with such party should it choose to seek a protective order, and use its best efforts to obtain confidential treatment for such information, and, provided, further, that in connection with any securities filings, the party required to make the filing shall provide a draft of any securities filing that references the other party or any of their Affiliates within a reasonable time prior to the applicable filing date and shall incorporate such party’s reasonable comments thereto;

(4)                                  with the prior written consent of Investor or DFR, as applicable; and

(5)                                  in connection with any proposed authorized Transfer of any of their respective interests in DFR, DCM, PM, any Deerfield Pegasus Fund and any Deerfield Pegasus Fund GP or any DFR Affiliate.

(d)                                 The foregoing shall not limit the disclosure of the tax treatment or tax structure of any Deerfield Pegasus Fund (or any transactions undertaken by any Deerfield Pegasus Fund).  As used herein, the term “tax treatment” refers to the purported or claimed tax treatment and the term “tax structure” refers to any fact that may be applicable to understanding the purported or claimed tax treatment, provided that, for the avoidance of doubt, (1) except to the extent otherwise established in published guidance, tax treatment and tax structure shall not include the name of or contact information for, or any other similar identifying information regarding, any Deerfield Pegasus Fund, any related investment fund or any of their investments (including, without limitation, the names of any employees or Affiliates thereof) and (2) nothing in this Section 12 shall limit the ability of a limited partner of any Deerfield Pegasus Fund to make any disclosure to such limited partner’s tax advisors or to the U.S. Internal Revenue Service or any other taxing authority.

13.                                 Compliance with Applicable Laws; Insurance.

(a)                                  Each party hereto shall perform its obligations under the Transaction Documents in compliance with all applicable laws.  In addition, DFR shall use reasonable best efforts to cause DCM, each Deerfield Pegasus Fund Investment Advisor, each Deerfield Pegasus Fund and each Deerfield Pegasus Fund GP to comply with all laws, rules and regulations applicable to such entities, including, without limitation, all applicable securities and anti-money laundering laws, rules and regulations in all material respects.

(b)                                 In respect of each Deerfield Pegasus Fund and each Deerfield Pegasus Fund GP, DFR shall procure and maintain appropriate levels of insurance coverage.

14.                                 [Intentionally Omitted]

15.                                 [Intentionally Omitted]

16.                                 Prior Agreements.  Each Deerfield Pegasus Fund GP shall disclose to Investor all agreements, whether written or oral, other than any subscription agreement, with any Person in connection with the acquisition by such Person of a limited partner interest in the applicable Deerfield Pegasus Fund.

17.                                 [Intentionally Omitted]

18.                                 [Intentionally Omitted]

19.                                 Transfers of Interests in Deerfield Pegasus Funds and Deerfield Pegasus Fund GPs.  Notwithstanding anything to the contrary contained in any Deerfield Pegasus Fund Document, (a) Investor may Transfer any of its interests in any Deerfield Pegasus Fund GP or in any Deerfield Pegasus

Fund, if applicable, and its corresponding rights and obligations pursuant to the Transaction Documents or any Deerfield Pegasus Fund Document, as applicable, to an Investor Permitted Transferee without the consent of DCM or any Affiliate thereof, (b) Investor may Transfer any of its economic interests in any Deerfield Pegasus Fund or any Deerfield Pegasus Fund GP, including its economic rights pursuant to the Transaction Documents (but not any governance rights specific to Investor under this Agreement or any of the Transaction Documents) to any non-Affiliate of Investor without the consent of DCM or any Affiliate thereof, (c) DCM (or its Affiliates) may Transfer its interests in any Deerfield Pegasus Fund GP and its corresponding rights and obligations pursuant to Transaction Documents or any Deerfield Pegasus Fund Document, as applicable, to any wholly-owned subsidiary of DFR or to any non-DFR Affiliate in connection with the Transfer to such non-DFR Affiliate of 51% or more of the properties and assets of DFR as set forth in Section 3(d), without the consent of Investor; provided, that in connection with a Transfer by DCM or an Affiliate of an interest in any Deerfield Pegasus Fund GP to any non-DFR Affiliate, Investor shall be entitled to Transfer its interests therein on the same terms and conditions as DCM or its Affiliate, as applicable, as set forth in Section 6.2 of the DLC GP Agreement (the “Tag Along Right”); and provided, further, that each transferee in connection with the direct Transfer by DCM or any Affiliate of DCM of any Transaction Document or Deerfield Pegasus Fund Document, as applicable, shall execute and deliver to Investor an Affirmation and provided, finally, that any such Transfer shall comply with section 6.2(e) of the applicable Deerfield Pegasus Fund GP Agreement.  Further, the transferor in any Transfer by DCM or any Affiliate of DCM of any interest in any Deerfield Pegasus Fund GP or in any Deerfield Pegasus Fund shall remain liable for the performance of any and all obligations of such transferor under the Transaction Documents or Deerfield Pegasus Fund Documents, as applicable, that such transferor has so Transferred.  Any other Transfer by DCM (or its Affiliates) of any of its interests in any Deerfield Pegasus Fund GP, any Deerfield Pegasus Fund or the Transaction Documents not expressly permitted by the terms contained in this Section 19 shall require the consent of Investor; provided that no Transfer by DCM (or its Affiliates) of an interest in any Deerfield Pegasus Fund GP or any Deerfield Pegasus Fund which is a Lender Transfer or a Transfer in connection with the acquisition of an equity or other interest in DFR by a Person who is not also directly acquiring an equity or other interest in DCM or any of its Affiliates (other than DFR), shall be a Transfer that requires consent of Investor pursuant to this Section 19 or that triggers the Tag Along Right.  For the avoidance of doubt, the parties hereto agree that each Deerfield Pegasus Fund GP is an Affiliate of DCM.  “Investor Permitted Transferee” shall mean any Affiliate of Investor, any operating adviser of Pegasus Capital Advisors and any employee, officer, director, shareholder, member or partner of such entities.

20.                                 Assignment by Parties.  Except as expressly set forth in Sections 3 and 19, no party may Transfer or delegate any of its rights or obligations pursuant to this Agreement without the consent of the other parties hereto.  All rights and obligations of a Person hereunder shall, to the fullest extent permitted by law, become the rights and obligations of any successor to that Person, whether through merger, reorganization or other transaction.

Notwithstanding anything to the contrary herein, none of DCM, Investor or any of their respective Affiliates may Transfer any of its interests in a Deerfield Pegasus Fund unless, based upon advice from tax counsel that is reasonably satisfactory to counsel to the applicable Deerfield Pegasus Fund, such Transfer will not cause the Deerfield Pegasus Fund to be treated as a publicly traded partnership taxable as a corporation for U.S. federal tax purposes.

21.                                 Notice.  Any notice or other communication contemplated by any provision of this Agreement shall be in writing and may be delivered personally, sent by telecopy, commercial courier or mailed by certified mail, postage prepaid, return receipt requested, addressed to such party at the address, or sent to its telecopy number, as follows:

If to Investor:	Pegasus Partners IV, L.P.
505 Park Avenue
New York, NY 10022
Attn: Rodney Cohen
Fax No.: 212-355-2303

with a copy to:

Jason Schaefer
Fax No.: 212-710-2551

With a copy to: Akin Gump Strauss Hauer & Feld LLP

One Bryant Park
New York, NY 10036
Attn: Patrick Fenn
Fax No.: 212-872-1002

If to DFR:	Deerfield Capital Corp.
6250 North River Road
Rosemont, Illinois 60018
Attn: Jonathan Trutter
Fax No.: (773) 867-5186

with a copy to:

General Counsel
Fax No.: (773) 380-1695

With a copy to: Schulte Roth & Zabel LLP

919 Third Avenue
New York, New York 10022
Attn: Paul Watterson
Fax No.: 212-593-5955

Notice sent by telecopy shall be deemed given when confirmation of transmission is received, and notice sent by any other means shall be deemed given when received at the address set forth above; but any party may designate a different address by a notice similarly given to the other party.

22.                                 Attorneys’ Fees.  All reasonable and documented costs and expenses (including, without limitation, the fees and expenses of counsel, accountants and financial advisors) incurred in connection with the consummation of the Transactions shall be paid by the party incurring such costs and expenses, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

23.                                 Conflicts.  To the extent there is any conflict between this Agreement and the limited partnership agreement of any Deerfield Pegasus Fund (including, without limitation, any side letter relating thereto), any Deerfield Pegasus Fund GP Agreement or any investment advisory agreement between any Deerfield Pegasus Fund and DCM or any Deerfield Pegasus Fund Investment Advisor, the provisions of this Agreement shall apply with respect to the parties hereto.

24.                                 Related Party Transactions.(1)  If Investor or any Affiliate thereof or any of such person’s partners, members, shareholders, directors, managers, officers, agents or operating advisors (collectively, the “Pegasus Entities”), acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which DFR, DCM, any Deerfield Pegasus Fund GP, any Deerfield Pegasus Fund or any Affiliate thereof or any of such entity’s partners, members, shareholders, directors, managers, officers, agents or advisors (collectively, the “DFR Entities”) could have an interest or expectancy (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, none of the DFR Entities will have any interest in, and no expectation that, such Competitive Opportunity be offered to any DFR Entity.  To the fullest extent provided by law, any such interest or expectation is hereby renounced so that none of the Pegasus Entities shall have any duty to communicate or present such Competitive Opportunity to any DFR Entity and each Pegasus Entity shall have the right to either hold any such Competitive Opportunity for such Pegasus Entity’s (and its agents’, partners’ or Affiliates’) own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than to a DFR Entity.

25.                                 Determinations of the Investor.  Except as otherwise expressly provided in the Transaction Documents, notwithstanding any applicable provision of law or equity, to the fullest extent permitted by law, whenever Investor or any of its Affiliates is permitted to make a decision or consent to any action pursuant to this Agreement or any other Transaction Document, any of the Investor and its Affiliates shall be permitted to make such decision or provide or withhold such consent in its “sole discretion” and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Person.

26.                                 Representations and Warranties.  Each of the parties makes representations and warranties as set forth in Exhibit A attached hereto, as applicable.

(1)                                  To the extent there is 3rd party capital; to include similar language in the PPM; including a disclaimer relating to Investor’s liability under the Fund Agreement (i.e., notwithstanding Investor’s various consent and other rights, Investor is not acting in the capacity of a general partner and no person has any rights against Investor in connection therewith).

27.                                 Amendments and Waivers.  This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each party hereto.

28.                                 Termination.  Except as otherwise expressly stated herein, the provisions of this Agreement shall terminate on the later of the date that Investor and its Affiliates (a) no longer have the potential right to acquire any future economic interest in any Subsequent Fund pursuant to Section 7, (b) no longer have any interest (including the right to receive a portion of the incentive allocation) in any Deerfield Pegasus Fund GP, (c) no longer have any interest in any Deerfield Pegasus Fund or (d) elect to exercise the Warrants, provided that, notwithstanding the foregoing, Sections 6, 8, 9 and 12 shall survive indefinitely.

29.                                 Side Letter Provision.  To the extent that any of the Investor or its Affiliates has an interest in any Deerfield Pegasus Fund or any Deerfield Pegasus Fund GP, DCM shall ensure that each Deerfield Pegasus Fund Document relating thereto, to the extent applicable, contain express provisions authorizing the provisions contained herein.

30.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

31.                                 Miscellaneous.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.  The parties hereto hereby submit to the nonexclusive jurisdiction of the federal and state courts located in New York, New York for the resolution of all matters pertaining to the enforcement and interpretation of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Agreement in the space provided below.

DEERFIELD PEGASUS LOAN CAPITAL LP

By:	DPLC General Partner LLC, its general partner

By:	/s/ Robert A. Contreras
Name: Robert A. Contreras
Title: Deerfield Manager

DPLC General Partner LLC

By:	/s/ Robert A. Contreras
Name: Robert A. Contreras
Title: Deerfield Manager

DEERFIELD CAPITAL CORP.

By:	/s/ Robert A. Contreras
Name: Robert A. Contreras
Title: General Counsel

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Robert A. Contreras
Name: Robert A. Contreras
Title: General Counsel

PEGASUS DEERFIELD (AIV), LLC

By:	Pegasus Investors IV, L.P., its managing member

By:	Pegasus Investors IV GP, L.L.C., its general partner

By:	/s/ Rodney Cohen
Name:	Rodney Cohen
Title:	Vice President

PGS MANAGEMENT, LLC

By:	Pegasus Capital Advisors IV, L.P., its managing member

By:	Pegasus Capital Advisors IV GP, L.L.C., its general partner

By:	/s/ Rodney Cohen
Name:	Rodney Cohen
Title:	Authorised Person

Signature Page

Exhibit A

Representations and Warranties

Representations and Warranties of Each Party.  Each party to the Agreement represents and warrants to the other parties as follows:

(a)                                  Organization and Qualification.  Such party is a duly organized or formed, as applicable, and subsisting legal entity under the laws of the state of its organization or formation, as applicable.  Such party has the requisite legal power and authority to conduct its business as currently conducted.  Such party is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect with respect to such party.

(b)                                 Authority.  Such party has full legal power and authority to enter into the Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions.  Such party has taken all requisite action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which it is a party, and no further company action, or action on the part of its owners, is necessary to authorize this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions.  This Agreement and each other Transaction Document to which such party is a party have been (or, when executed and delivered, will be) duly executed and delivered by such party, and are (or, when executed and delivered, will constitute) valid and legally binding agreements and obligations of such party, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(c)                                  No Violations.  The execution, delivery and performance of this Agreement and the other Transaction Documents by such party, and the consummation of the Transactions, will not breach or violate any provision of any governing document of such party, nor breach or violate the terms of any material agreement to which it is a party or by which its assets or properties are bound or any applicable law to which it is subject or by which it is obligated or any of its properties or assets are bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, or (b) materially and adversely affect such party’s business, Fund I, the Transactions or the performance by such party of its obligations under the Transaction Documents.

(d)                                 No Consents.  There is no consent of any Person, or any declaration to or filing or registration with, any governmental authority, that is required on the part of such party in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions.

(e)                                  Litigation.  No litigation is pending or, to such party’s knowledge, threatened against (a) such party arising out of, resulting from or relating to such party’s business, or (b) arising out of, resulting from or relating to this Agreement, any other Transaction Document or the Transactions that would, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, or (b) materially and adversely affect such party’s business, Fund I, the Transactions or the performance by such party of its obligations under the Transaction Documents and, in each case, such party has no knowledge of any events, facts or circumstances that could reasonably likely serve as the basis for any such litigation.  There are, and within the past five years have been, no outstanding judgments, decrees, injunctions, stipulations or orders against or relating to such party.  There are no consent decrees or similar arrangements entered into with a governmental authority or other Person by, or relating to, such party or such party’s business that are still in effect or were in effect within the past five years.

A-2

Exhibit B

Reports and Correspondence

1.                                       Deerfield Pegasus Fund Balance Sheet

2.                                       Deerfield Pegasus Fund Income Statement

3.                                       Investor Capital Rollforward including Return by Investor

4.                                       Individual Partner Statement

5.                                       Deerfield Pegasus Fund Holdings Report